UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (Date of Earliest Event Reported):  September 28, 2008

PROGINET CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	000-30151	11-3264929
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Garden City Plaza, Garden City, New York	11530
(Address of Principal Executive Offices)	(Zip Code)

(516) 535-3600
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 21, 2008, Proginet Corporation (the “Company”) and Kevin M. Kelly, the Company’s former President and Chief Executive Officer, and a former member of the Company’s Board of Directors, entered into an agreement (the “Agreement”), which sets forth the terms and conditions of Mr. Kelly’s separation from the Company following his previously announced resignation, which was effective July 31, 2008.

The compensation provided by the Company to Mr. Kelly under the Agreement is determined by operation of his employment agreement (the “Employment Agreement”) with the Company dated October 31, 2007.  The Employment Agreement was disclosed previously in, and is attached as Exhibit 99.1 to, the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on November 6, 2007.  The principal terms of the Agreement with respect to severance are summarized below.

The parties have acknowledged that Mr. Kelly’s resignation constitutes a “Termination for Good Reason” under the Employment Agreement, and that, as a result, Mr. Kelly is entitled to severance payments under the Employment Agreement, which have been finally determined by the Company, as follows: (a) a continuation of annual base salary of $237,360 for a period of 18 months, payable semi-monthly in 36 installments according to the Company’s regular payroll practice; (b)  a payment representing bonus of $51,750, which is equal to 150% of the highest annual bonus paid to Mr. Kelly during fiscal years 2005, 2006 and 2007, payable semi-monthly in 36 installments according to the Company’s regular payroll practice; (c) continued participation from August 1, 2008 to January 31, 2010, in the Company’s group health and insurance plan, 401(k)plan and any other benefit plans or programs in which Mr. Kelly was enrolled on the effective date of his resignation; provided that, recognizing that Mr. Kelly is not entitled to participate under such plan following his resignation, the Company will provide to Mr. Kelly 36 semi-monthly payments of $677.86, with respect to Mr. Kelly’s entitlement to the Company’s matching contribution under the Company’s 401(k) plan and the tax benefit of his maximum contribution; (d) a payment of $5,478, equal to six days of accrued vacation time as of July 31, 2008 (which was paid on August 22, 2008); and (e) a continued monthly automobile allowance of $612 for the period from August 1, 2008 until January 31, 2010, amounting to a total of $11,016.  Mr. Kelly waived his right to executive job placement counseling at the Company’s expense up to a maximum period of 12 months.

Under the Agreement, Mr. Kelly provided a general release of all claims against the Company and its affiliates.  In addition, Mr. Kelly re-affirmed his existing confidentiality and non-competition obligations to the Company.

As previously disclosed, the Board of Directors of the Company (the “Board”) had approved an extension of the post-resignation exercise term of Mr. Kelly’s stock options, all of which are fully vested) for a period of two years from resignation (but not to exceed the maximum contractual term allowed).  The Agreement, as approved by the Board and executed by the parties, was modified from the original terms to not include the extension of the exercise term and to instead retain the original date for the post termination exercise period of such options, which was 30 days from termination or August 30, 2008.  Mr. Kelly exercised certain of these options on August 29, 2008.

The summary of the Agreement set forth in this Current Report on Form 8-K does not purport to be complete and is qualified in its entirety by reference to the file text of the Agreement attached hereto as Exhibit 99.1 and incorporated by reference herein.

ITEM 9.01   Financial Statements and Exhibits.

(d) EXHIBITS.

EXHIBIT NO.	DESCRIPTION
99.1	Agreement, dated September 21, 2008, between Proginet Corporation and Kevin M. Kelly

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Proginet Corporation
(Registrant)

Date:	September 30, 2008	By:
/s/ Sandy Weil
		Name:	Sandy Weil
		Title:	President/CEO

EXHIBIT INDEX

Exhibit No.	Description

99.1	Agreement, dated September 21, 2008, between Proginet Corporation and Kevin M. Kelly